EXHIBIT 99.2

WESTERN DIGITAL CORPORATION INVESTOR INFORMATION SUMMARY Q2 FY2004 (All $ amounts in millions)

	Q2 FY03	Q3 FY03	Q4 FY03	Q1 FY04	Q2 FY04
REVENUE:	$749	$706	$680	$714	$835
REVENUE BY CHANNEL:
OEM	53%	53%	52%	53%	51%
DISTRIBUTORS	39%	39%	41%	40%	43%
RETAIL	8%	8%	7%	7%	6%
REVENUE BY GEOGRAPHY:
AMERICAS	50%	48%	46%	38%	41%
EUROPE	31%	31%	26%	30%	31%
ASIA	19%	21%	28%	32%	28%
REVENUE CONCENTRATION:
10 LARGEST CUSTOMERS	58%	55%	57%	53%	56%
HARD DRIVE UNITS (in millions):	10.3	10.3	10.5	11.3	12.7
WORLDWIDE HEADCOUNT:	10,829	10,958	11,508	15,559	16,784
ASSET MANAGEMENT:
DAYS SALES OUTSTANDING	30	25	33	42	39
INVENTORY DETAIL:
RAW MATERIALS	$ 14	$ 13	$ 12	$ 10	$ 19
WORK IN PROCESS	$ 19	$ 17	$ 20	$ 51	$ 58
FINISHED GOODS	$ 73	$ 81	$ 66	$ 62	$ 79
TOTAL INVENTORY, NET	$106	$111	$ 98	$123	$156
INVENTORY TURNS	23	21	24	20	18